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                                                                     EXHIBIT 4.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     Sterling Software, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Sterling Software, Inc. and by a separate unanimous written consent of the Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders. The resolutions setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article numbered "IV" so that, as amended, said paragraph of said Article shall be read as follows:

               "The total number of shares of stock of all classes which the corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock having a par value of $.10 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $.10 per share."

     SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendment be considered at the next annual meeting of the stockholders. An annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
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     IN WITNESS WHEREOF, Sterling Software, Inc. has caused this Certificate to be signed by Sterling L. Williams, its President, and Jeannette P. Meier, its Secretary, this 14th day of October 1988.

                                       By: /s/ Sterling L. Williams
                                          -------------------------------
                                          Sterling L. Williams,
                                          President


                                       ATTEST: /s/ Jeannette P. Meier
                                              ---------------------------
                                              Jeannette P. Meier,
                                              Secretary